Joel I. Boyarski
116 Spruce Street
Philadelphia, PA 19106

As of July 13, 2010

Chief Executive Officer
WorldGate Communications, Inc.
WorldGate Service, Inc.
3190 Tremont Avenue
Trevose, PA 19053

Dear George:

As you requested, effective immediately, I am hereby tendering my resignation (1) as Chief Financial Officer, Treasurer and Senior Vice President, Finance and Administration of WorldGate Communications, Inc. and each of WorldGate Communications, Inc.’s subsidiaries and (2) with respect to any other offices or positions I may hold in WorldGate Communications, Inc. or any of its affiliates, including without limitation WorldGate Service, Inc., and each of WorldGate Communications, Inc.’s subsidiaries (collectively with WorldGate Communications, Inc., and its and their predecessors, successors, parents, subsidiaries, affiliates, related entities, past and current officers, directors, members, board members, employees, shareholders, agents, attorneys, representatives and assigns, in their official and individual capacities, the “Company”).

Effective immediately and through August 20, 2010, I agree to serve as, and I agree that my title shall be, Principal Financial Officer and Principal Accounting Officer of WorldGate Communications, Inc., including all duties and responsibilities associated therewith, and effective immediately through October 20, 2010, I agree as an employee of WorldGate Service, Inc. to provide transition support as and when requested by the Company.

We have mutually agreed that my resignation is to be treated as a termination without cause effective on October 20, 2010 under that certain Employment Agreement between me and the Company dated April 6, 2009.

On October 20, 2010, WorldGate Service, Inc., WorldGate Communications, Inc. and I agree to execute the letter agreement attached as Exhibit A hereto, which details among other things our severance agreement and my release of claims against the Company.  In consideration for the continuation of my employment through October 20, 2010 and for the agreement of WorldGate Service, Inc. and WorldGate Communications, Inc. to execute the letter agreement attached as Exhibit A hereto, I acknowledge and agree that any performance share grant agreements for which I am a grantee, including the Performance Share Grant Agreement, dated October 3, 2007, and any restricted shares granted thereunder are hereby terminated in full effective as of July 13, 2010 prior to the existence of any right of issuance, payment or other benefit.

1

Sincerely,

/s/ Joel I. Boyarski
Joel I. Boyarski

Accepted and agreed:

WorldGate Communications, Inc.

By:	/s/ George E. Daddis Jr.
Name: George E. Daddis Jr.
Title: Chief Executive Officer and President
Date: July 13, 2010

WorldGate Service, Inc.

By:	/s/ George E. Daddis Jr.
Name: George E. Daddis Jr.
Title: Chief Executive Officer and President
Date: July 13, 2010

2

EXHIBIT A

Joel I. Boyarski
116 Spruce Street
Philadelphia, PA 19106

As of October 20, 2010

Chief Executive Officer
WorldGate Communications, Inc.
WorldGate Service, Inc.
3190 Tremont Avenue
Trevose, PA 19053

Dear George:

As we discussed, effective as of July 13, 2010, I have previously tendered my resignation as (1) as Chief Financial Officer, Treasurer and Senior Vice President, Finance and Administration of WorldGate Communications, Inc. and each of WorldGate Communications, Inc.’s subsidiaries and (2) with respect to any other offices or positions I may hold in WorldGate Communications, Inc. or any of its affiliates, including without limitation WorldGate Service, Inc., and each of WorldGate Communications, Inc.’s subsidiaries (collectively with WorldGate Communications, Inc., and its and their predecessors, successors, parents, subsidiaries, affiliates, related entities, past and current officers, directors, members, board members, employees, shareholders, agents, attorneys, representatives and assigns, in their official and individual capacities, the “Company”).  I am hereby tendering my resignation with respect to any other offices or positions I may hold in the Company effective as of October 20, 2010 (the “Resignation Date”).  We have mutually agreed that my resignation is to be treated as a termination without cause effective on the Resignation Date under that certain Employment Agreement between me and the Company dated April 6, 2009 (the “Employment Agreement”).

The Employment Agreement calls for me to be provided with certain post-termination benefits in the event that my employment is terminated by the Company without cause.  In exchange for my resignation and undertakings in this letter, and in exchange for the general release upon which any severance benefits are conditioned by the Employment Agreement, which release is set forth in this letter, the Company is offering me the following severance benefits (the “Severance Benefits”):

(a)           beginning with the next regular payday following the Resignation Date, and in accordance with the Company’s regularly-scheduled paydays thereafter, the Company will continue to pay me my base salary amount of $7,510.62 every two weeks (which equals approximately $195,276 annually), less applicable withholding for taxes and applicable payroll deductions, from the Resignation Date through April 20, 2011 (the “Severance Period”), with the first payment to be retroactive to the Resignation Date;

(b)          on the next regular payday following the Resignation Date for which payroll has not been previously processed, the Company will pay me for 160 hours of earned but unused CTO;

(c)           notwithstanding anything to the contrary in the Company’s 2003 Equity Incentive Plan, as amended to date (the “2003 Plan”) or any other equity compensation plan of the Company, or in any award agreement issued to me under equity compensation plan of the Company or otherwise, if and to the extent any options I hold were vested as of the Resignation Date, then any such options will continue to be exercisable (as to such vested portion only) until the earlier of (A) 5:00pm Eastern time on October 20, 2011 or (B) the stated expiration date of such option assuming that I did not resign my employment with the Company, and shall thereupon terminate if not so exercised; and

(d)          during the Severance Period, the Company will pay 79.8% of the cost of health, dental and vision benefits elected by me through COBRA.  COBRA notice and coverage will begin upon the Resignation Date.

Notwithstanding the foregoing, if at any time during the Severance Period I breach the terms of the Non-Disclosure, Non-Circumvention and Non-Competition Agreement dated April 6, 2009 or the Employee Confidential Information, Nonsolicitation and Invention Assignment Agreement dated May 29, 2009 (collectively, the “Non-Disclosure Agreements”), or the terms of this letter, I shall have no further right to receive the Severance Benefits.  I also agree that I will return to the Company any Severance Benefits (or portions thereof) made to me for any time period after I first breach either Non-Disclosure Agreement or the terms of this letter.  During the Severance Period, I will immediately notify the Company, in writing, of the date on which I will begin non-competing employment with another company, my position and annual salary or wages.  During the Severance Period, the Company may reasonably request in writing from me, and I will not withhold, information reflecting my employment status and salary, including my paystubs and earnings statements.

I acknowledge that I am receiving the Severance Benefits outlined above in consideration, the sufficiency of which is hereby acknowledged, for my undertakings set forth in this letter, including releasing and waiving my rights to claims referred to below, and that I would not otherwise be entitled to receive the Severance Benefits.

I agree that the Severance Benefits shall be in full and complete satisfaction of any and all sums which are now or might hereafter become owing to me for services rendered by me during my employment, pursuant to the Employment Agreement or in connection with my resignation of employment.  I acknowledge that I have received from the Company all wages, expense reimbursements, accrued but unused vacation pay, and incentive compensation of all types, including deferred or foregone salary or cash or equity compensation, due and owing to me by the Company.  I hereby waive all claims or entitlement to any deferred salary, and to any unvested stock option or other unvested equity grants, and I also waive any entitlement to any unvested stock options.  I acknowledge this letter does not constitute an admission of wrongdoing of any kind by me or by the Company and agree that I have not suffered any wrongdoing by the Company.  I acknowledge and agree that I have not suffered any discrimination or harassment based on any category protected by law including, but not limited to, age, religion, race, gender, sexual orientation, national original, and disability.  I acknowledge and represent that the Company has not violated or denied me any right under the Family Medical Leave Act (FMLA), or any other federal, state or local law, statute or ordinance.  I acknowledge and agree that the Company has not interfered with, restrained, or denied the exercise of or the attempt to exercise any rights under the FMLA, and that the Company has not discriminated against or retaliated against me in any way regarding the exercise of any rights under the FMLA.  I agree that my resignation from the Company is final, and that the Company has no obligation to consider me for rehire or reinstatement.  I represent that all of the factual representations made herein, which induced the Company to enter into this letter, are true in all material respects.

I agree to provide the Company transition services during the Severance Period to assist the Company in transitioning my job responsibilities to other employees or consultants of the Company.

I acknowledge and agree that all of my options that were not vested as of the Resignation Date and all other equity or similar awards granted to me under the 2003 Plan or otherwise, including all performance shares, terminate in full upon the Resignation Date prior to the existence of any right of exercise, issuance, payment or other benefit thereunder.  I also acknowledge and understand that as a result of the extension of my exercise period for vested stock options described in paragraph (c) above, any such stock options affected thereby that were granted as incentive stock options will be treated for tax purposes as non-qualified stock options, and I will be solely responsible for any tax consequences to me resulting from such change in treatment.

I agree that I will not, at any time following the Resignation Date, disparage the Company or any of the people or organizations associated with it currently, in the past, or in the future; and that I will not otherwise do or say anything that would harm their respective business or reputation.  The Company agrees that it will not, at any time following the Resignation Date, disparage me; and that the Company will not otherwise do or say anything that would harm my reputation.  I shall not hold myself out to any customers or any other third parties as a representative or employee of the Company.  I will not enter onto the Company’s premises unless expressly invited to do so by the Chief Executive Officer of the Company.  I agree that all Company paid fringe benefits, including life insurance, long-term disability insurance, short-term disability insurance, and any other Company bonus program or practice, stock option program or practice, or 401(k) program, cease on the Resignation Date (other than the period in which I may exercise any vested options I may have that has been extended by paragraph (c) of this letter.)

In signing this letter I represent that I have returned to the Company any and all Confidential Information as that term is defined in the Non-Disclosure Agreements and other documents, materials and information related to the business, whether present or otherwise, of the Company or its predecessors, successors, parents, subsidiaries, affiliates, related entities, past and present officers, directors, members, board members, employees, shareholders, agents, attorneys, representatives and assigns, and all copies, and all keys, credit cards, computers, phone, and other tangible property of the Company or its predecessors, successors, parents, subsidiaries, affiliates, related entities, past and present officers, directors, members, board members, employees, shareholders, agents, attorneys, representatives and assigns, in my possession or control, including without limitation all items set forth and initialed by me on the Company Property Return Checklist attached as Schedule 1 to this letter.  I acknowledge that as an insider of the Company, I possess material non-public information about the Company and therefore acknowledge and agree that during the Severance Period I will be subject to and will comply with the Company’s insider trading policy to the extent that I am in possession of material non-public information regarding the Company or its securities.  I also acknowledge and agree that the Company shall have no responsibility for any filings required to be made by me under applicable securities laws (including Form 144 or Form 4 filings).

As a material inducement to the Company to enter into this letter, and for good and valuable consideration to be paid pursuant to this letter, I, with full understanding of the content and legal effect of this letter and having the right and opportunity to consult with my attorney, and on behalf of myself, my heirs, personal representatives, beneficiaries, agents and assigns, (1) irrevocably, unconditionally and forever release and discharge the Company from any and all claims, actions, causes of action, grievances, suits, charges or complaints of any kind or nature against the Company that I ever had or now has up to and including the end of the Revocation Period, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute or equity, before any federal, state, administrative, local or private court, agency, arbitrator, mediator or other entity, regardless of the relief or remedy, (2) agree that I have not, and that I will not, bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released by me in this Agreement, and (3) further agree that this Agreement will constitute and may be pleaded as a bar to any such claim, action, cause of action or proceeding.

Without limiting the generality of the foregoing, it being my intention and the Company’s intention to make this release as broad and as general as the law permits, this release specifically includes any and all claims arising from my employment or positions with the Company or its affiliates and any alleged violation by the Company and its predecessors, successors, parents, subsidiaries, affiliates, related entities, past and present officers, directors, members, board members, employees, shareholders, agents, attorneys, representatives and assigns of the Age Discrimination in Employment Act of 1967, as amended; the Older Workers’ Benefits Protection Act, as amended; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991; the Pennsylvania Human Relations Act, or any other federal, state or local statute, regulation or ordinance, breach of an expressed or implied contract of employment or other expressed or implied contract claim; promissory estoppel; wrongful discharge in violation of the public policy of Pennsylvania or any other state; any common law claim for wrongful discharge; breach of an implied covenant of good faith and fair dealing; tortious interference with contractual relations and/or advantageous business relationship; public policy wrongful discharge claim; assault, battery, conspiracy, defamation, invasion of privacy or intentional or negligent infliction of emotional distress arising out of or involving my employment with the Company, my resignation or any continuing effects of my employment with and/or separation from the Company.  (This letter shall not include any claims that may arise after the date I execute this letter, any claims for vested benefits under the Company’s 401(k) or any employee retirement plan, any claims under this letter or any claims arising out of any vested stock options that I may have that remain unexpired.)

Nothing in this letter shall be construed to affect the Equal Employment Opportunity Commission’s or any similar state or local commission’s or agency’s (the “Commission”) independent right and responsibility to enforce the law.  I understand, however, that, while this letter, including its general release of claims, does not affect my right to file a charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim I might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this letter, including its general release of claims.

If any provision of this letter shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter, as the case may require, and this letter shall be construed and enforced to the maximum extent permitted by law, as if such provision had not been originally incorporated herein, as the case may be.  Upon a finding by a court, administrative agency or other tribunal of competent jurisdiction that any release, waiver or covenant contained in this letter is void, illegal or unenforceable, the Company and I agree to promptly execute a release, waiver or covenant that is modified to the minimum extent necessary to be deemed legal and enforceable by the authority making the finding.

A waiver by the Company or me of a breach of any provision of this letter shall not operate or be construed as a waiver or estoppel of any subsequent breach by either me or the Company.  No waiver on behalf of the Company shall be valid unless in writing and signed by an authorized officer of the Company.  No waiver on behalf of me shall be valid unless in writing and signed by me.

Except for the Non-Disclosure Agreements, which remains in full force and effect, this letter sets forth the entire agreement between me and the Company and supersedes, voids, extinguishes and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, between the Company and me.  This letter shall be binding upon and inure to the benefit of me, my heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns.  This letter may not be altered or modified except in writing signed by both me and the Company.  The Company and I agree that Pennsylvania law shall govern the enforceability and construction of this letter, without regard to its principles of conflicts of laws.

The Company and I agree to submit any dispute (i) concerning the interpretation or enforcement of the rights and duties under this letter, or (ii) relating to this letter to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then existing.  At the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.  The arbitration shall be conducted in Pennsylvania by a single, neutral arbitrator.  The award of the arbitrator may be enforced in any court having jurisdiction over the award, the relevant party or such party’s assets.  Pending the submission of a dispute to arbitration, I acknowledge that money damages are an inadequate remedy for my breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached.  Therefore, the Company shall be entitled to equitable relief, including an injunction and specific performance (without the need to post bond or any other security or without being required to submit proof of economic value), in the event of my breach of this letter agreement or the Non-Disclosure Agreements, in addition to all other remedies available to the Company at law or in equity.  In the event of any action or dispute arising out of my breach of this letter agreement or the Non-Disclosure Agreements, I agree to pay the Company a reasonable sum for attorneys’ fees incurred in bringing or defending such action and/or enforcing any judgment granted in such action.  In the event of any action or dispute arising out of the Company’s breach of this letter agreement, the Company agrees to pay me a reasonable sum for attorneys’ fees incurred in bringing or defending such action and/or enforcing any judgment granted in such action.

I agree that I am physically and mentally able to perform all duties of the positions I have resigned from and that I am not suffering from any injury or illness, which I attribute to the Company.  I represent and certify that I have carefully read and fully understand all of the provisions and effects of this letter, have knowingly and voluntarily entered into this letter freely and without coercion, and acknowledge and agree that I have been advised in writing to consult with an attorney prior to executing this letter, and that I have had opportunity to do so.  I represent that neither the Company nor the Company’s agents, representatives or attorneys, have made any representations concerning the terms or effect of this letter other than those contained in this letter itself.  I acknowledge that I have been advised that I have at least forty-five (45) days within which to consider this letter.  I acknowledge and agree that my execution of this letter before the full forty-five (45) day period has elapsed is a decision made by me voluntarily, and I freely and knowingly have chosen not to wait at least forty-five (45) days to sign this letter. I further acknowledge that I have seven (7) days from the date this letter is executed in which to revoke my acceptance of this letter (the “Revocation Period”); provided that all Severance Benefits shall cease immediately upon any such revocation.  To be effective, the revocation must be in writing and delivered to WorldGate Service, Inc., 3190 Tremont Avenue, Trevose, PA 19053, Attn: General Counsel.  This letter will not be effective or enforceable until the day after such seven (7) day period has expired as required by law.  I understand, agree and deem that the consideration exchanged for the various releases, covenants and agreements contained herein is sufficient and apportionable and waive any and all rights to assert any claim of lack of sufficiency and/or apportionability of consideration.

Sincerely,

Joel I. Boyarski
Accepted and agreed:

WorldGate Communications, Inc.

By:
Name: George E. Daddis Jr.
Title: Chief Executive Officer and President
Date: ____________________

WorldGate Service, Inc.

By:
Name: George E. Daddis Jr.
Title: Chief Executive Officer and President
Date: ____________________

Schedule 1

Company Property Return Checklist

Initials	Item

____	Security badge(s)

____	Company credit card(s)

____	Office/Building key(s)/passcard(s)

____	All company hardcopy documents and information, including financial information and customer lists

____	All company electronic documents and information, including financial information and customer lists